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                                                                    EXHIBIT 99.6

                 [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

Board of Directors
3TEC Energy Corporation
700 Milam, Suite 1100
Houston, TX  77002

Members of the Board:

     Reference is made to our opinion letter dated February 2, 2003 (our "Opinion") with respect to the proposed merger transaction involving 3TEC Energy Corporation (the "Company") and Plains Exploration & Production Company ("Plains"). Our Opinion is for the information of the Board of Directors of the Company in connection with its consideration of such merger transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor for any other purpose, without our prior written consent.

     In that regard, we hereby consent to the inclusion of our Opinion as Annex C to the Registration Statement of Plains on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the transaction referred to above and references made to such opinion in the Registration Statement under the captions "SUMMARY -- Opinions of Financial Advisors", "THE MERGER -- Background of the Merger", "THE MERGER -- Reasons for the Merger -- 3TEC" and "THE MERGER -- Opinions of 3TEC's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                    CREDIT SUISSE FIRST BOSTON LLC

                                    /s/ Credit Suisse First Boston LLC
                                    ------------------------------------

February 12, 2003